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December 11, 2000

Dear Shareholder:

There have been several important decisions and events in your company over the past few years. The purpose of this letter is to describe some of them and possibly give you a better understanding of our strategic direction.

Approximately five years ago, your board of directors met for an entire day for the sole purpose of beginning a long range planning process. This strategic process continued for several months and developed into a clear direction for your company and its subsidiary, The Delaware County Bank and Trust Company. Although we have shared portions of this plan and progress toward attainment in newsletters and annual reports, we wanted to bring all the pieces together for you in one letter.

Although we had experienced a reasonable growth rate prior to the planning process, we did not feel that growth was commensurate with the economic growth of Central Ohio. It was clear that we needed to position ourselves in other geographic areas for the long term good of our shareholders. Building for growth can be an expensive proposition but, one that is necessary to accomplish your objectives. In June 1997, we opened our new facility in the north Westerville market at Highland Lakes Drive, Sawmill Parkway, west of Powell, was opened in November of 1997 and our Avery Road office was opened in October 1999 in the Dublin area. These locations are a perfect fit for our southern corridor and all three are doing well.

In addition, we were outgrowing some of our existing branches. Therefore, over this same time period, we undertook major expansion, remodeling or replacement of several of our facilities. Our building at the corner of US 23 and State Route 750 that housed our Green Meadows office was in need of extensive repair and improvement and we were not comfortable investing the needed amount in that building. We were able to sell the land and building at an attractive price and lease back sufficient land to construct a modern facility identical to our newer branches. We also gained much needed access to and from US 23. This project allowed us to go from one lane drive thru banking to four lanes. The next major expansion was our Buehler's Branch on the west side of Delaware. This location had done extremely well and frequently we experienced lines all the way out into the supermarket area. We have recently completed an expansion at our Buehler's office which basically doubles the size of this facility, expands our drive thru and will accommodate our growth in that market for some time. We found ourselves in much the same situation in Marysville. Our Plaza office on the west side of town was no longer accommodating our substantial growth in Union County. We were able to expand into a connecting building virtually tripling our space which will allow us to grow for years to come. We were able to expand drive thru banking in this location also.

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Obviously, building new buildings and expanding others takes a commitment of capital. Your board understood this and realized that a four or five year period of impact on earnings would be necessary to complete our long range objective. We had just completed a record earnings performance in 1996 and it was felt that we could sustain that level of earnings until these investments began to pay off. In a few months we will be mailing our annual report for 2000 and the earnings numbers will look very similar to the previous four years. Again, this was not unexpected and we believe now as we did then that these decisions were necessary and will benefit us long term.

Although we have no plans for further expansion at this time,we will always look for strategic locations to improve our position in the market.

We currently have approximately 105 employees housed in three separate buildings in Delaware. As you know, we are well under way to occupying our new corporate facility, just south of Orange Road on US Route 23, in the summer of 2001. We anticipate considerable improvements in efficiency and we believe this relocation is another important step toward our future success. We have long term leases on our current space which will offset a significant amount of the cost of the new facility.

In addition to bricks and mortar issues, we have made significant strides in technology. There is a segment of our market that demands the latest in banking technology and we have made a substantial investment in equipment and people to accommodate those needs. In addition to Automatic Teller Machines and Point of Sale debiting of bank accounts, we now offer our customers Internet Banking through webdcb.com allowing access to accounts 24 hours a day from your home or office.

As for the parent company, DCB Financial Corp., our most important issue is enhancing shareholder value and providing an acceptable return on your investment. In March 1997, we formed the holding company to position ourselves for opportunities that might come about but, could not be accomplished at the subsidiary level. Late last year, the Gramm-Leach-Bliley Act was passed into law which gave us further opportunities to diversify our activities. In order that we might avail ourselves of opportunities written into this law, we took the necessary steps to expand from a bank holding company to a financial holding company.

To take advantage of our new powers, we joined forces with four other banks to close a transaction to acquire a 50% equity position in Profinance Holdings Corporation. This company was formed to purchase Century Surety Company, a Columbus, Ohio based insurance company. The remainder of the shares are being held by a group of the management in Century Surety and a private investor. It is believed that we are the first group of banks in the United States to directly invest in an insurance company under the new financial modernization legislation.We feel this is a natural extension of the banking business and believe that it will impact future shareholder value.

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In general, bank stocks have not faired very well over the past couple of years.
As you know, there was a shift by some to investing in a rapidly growing technical industry. This seems to have subsided in recent months. In fact, the stock market has generally taken a turn downward while bank stocks have somewhat stabilized.

We feel our strategic planning process is successful, we are very pleased with the direction your company is headed and prospects for continued growth and improved earnings is good. We are very fortunate to have a financial institution located in such a robust market and we look forward to many years of continued success. We hope you share our sentiment. As always, we enjoy hearing from you and welcome your questions and comments.

The holidays remind us of the special people we have been fortunate enough to know through our normal business activities. On behalf of our directors, officers and employees, may we extend both our professional and personal wishes for a wonderful holiday season and a happy new year.

Sincerely,

/s/ Larry D. Coburn                                    /s/ G. William Parker
Larry D. Coburn                                        Dr. G. William Parker
President and Chief Executive Officer                  Chairman of the Board